NEWS RELEASE      C1997-02           Contact:
DST Systems, Inc.                    Thomas A. McDonnell  (816) 435-8684
333 West 11th Street                 President and Chief Executive Officer
Kansas City, MO                      Kenneth V. Hager  (816) 435-8603
64105-1594                           Vice President and Chief Financial Officer
NYSE Symbol: DST
FOR IMMEDIATE RELEASE

April 17, 1997

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 1997 FINANCIAL RESULTS

DST Systems, Inc. (DST) announces financial results for the quarter ended March 31, 1997. For the quarter ended March 31, 1997, DST's consolidated net income was $15.1 million, or $.30 per share, compared to $4.4 million, or $.09 per share for the quarter ended March 31, 1996. Eliminating the equity in losses of its former affiliate, The Continuum Company, Inc. (Continuum), net income for the quarter ended March 31, 1996 would have been $11.8 million or $.24 per share.

Revenues for the quarter ended March 31, 1997 totaled $158.7 million, an increase of 10% over the prior year quarter. U.S. revenues were $138.7 million for the quarter, an increase of 11.6% over comparable 1996 revenues. U.S. revenues reflected increases in mutual fund, output processing and subscriber management revenues. U.S. mutual fund shareowner accounts serviced totaled 41.8 million at March 31, 1997, an increase of 1.7% from the 41.1 million serviced at December 31, 1996 and an increase of 9.1% from the 38.3 million serviced at March 31, 1996. The increase in accounts serviced was achieved even though, as expected and earlier reported, a client of Boston Financial Data Services, Inc.
(BFDS) internalized the processing for its approximately 900,000 mutual fund shareowner accounts previously processed by BFDS. U.S. output processing pages printed for the quarter increased 6.1% over first quarter 1996 volumes to 349 million pages.

International revenues totaled $20.0 million for the quarter, a slight increase over comparable prior year revenues. Modest increases in revenues from mutual fund, investment management and Automated Work DistributorTM products were offset by lower non-mutual fund Canadian revenues.

Consolidated income from operations increased 23.5% over the prior year quarter to $23.7 million, with an operating margin of 14.9%, compared to 13.3% for the prior year. Costs and expenses increased 8.4% to $115.4 million, primarily from increased personnel related costs. Depreciation and amortization increased 5.0% from the prior year quarter. Although individual unit results varied, international businesses posted an aggregate operating loss of $2.4 million for the current year quarter.

Equity in earnings of unconsolidated affiliates totaled $1.0 million for the quarter ended March 31, 1997, as compared to a loss of $7.6 million for the quarter ended March 31, 1996. The 1996 loss primarily was the result of DST's $10.2 million share of a non-recurring charge by Continuum related to Continuum's March 1996 acquisition of Hogan Systems, Inc. Excluding the effect of Continuum, equity in earnings of unconsolidated affiliates was $0.4 million for the March 31, 1996 quarter. Increased earnings at BFDS and Argus Health Systems, Inc. contributed to the $0.6 million increase in 1997.

Interest expense totaled $2.2 million for the quarter ended March 31, 1997, up slightly from the $2.1 million recorded in the prior year quarter.

DST's effective tax rate was 35.2% for the first quarter 1997, as compared to 57.5% for the prior year quarter. Eliminating the effects of Continuum, the 1996 tax rate would have been 35.8%.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                 For the Three Months Ended
                                             March 31, 1996     March 31, 1997

Revenues                                       $  144,262         $  158,684

Costs & Expenses                                  106,389            115,354
Depreciation & Amortization                        18,688             19,629
                                             --------------     --------------
Income from Operations                             19,185             23,701
Interest Expense                                   (2,102)            (2,163)
Other Income                                          931                979
Equity in Earnings                                 (7,641)             1,044
     of Unconsolidated Affiliates            --------------     --------------
Income Before Income Taxes                         10,373             23,561
     Minority Interest
Income Taxes                                        5,963              8,302
                                             --------------     --------------
Income Before Minority Interest                     4,410             15,259
Minority Interest in Income (Losses)                   (7)               156
                                             --------------     --------------
Net Income                                     $    4,417         $   15,103
                                             ==============     ==============

Average Common Shares Outstanding                  50,000             49,529
Earnings Per Share                                  $0.09              $0.30